Exhibit 10.1
FIRST AMENDMENT TO CREDIT AGREEMENT
FIRST AMENDMENT, dated as of May 17, 2024 (this “Amendment”), to the Credit Agreement referenced below, by and among Marriott International, Inc., a Delaware corporation (the “Company”) and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement (as defined below).
WHEREAS, the Company, the Lenders and L/C Issuers from time to time party thereto and the Administrative Agent are parties to that certain Sixth Amended and Restated Credit Agreement, dated as of December 14, 2022 (as heretofore amended, modified, extended, restated, replaced, or supplemented, the “Credit Agreement”); and
WHEREAS, the Applicable Authority with respect to Canadian Dollars has made a public statement identifying the Scheduled Unavailability Date for the Relevant Rate for Canadian Dollars, and the Company and the Administrative Agent have agreed, pursuant to Section 2.09(e) of the Credit Agreement, to amend the Credit Agreement solely for the purpose of replacing such Relevant Rate, subject to the terms and conditions of this Amendment.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1. Amendments to the Credit Agreement. Subject to all of the terms and conditions set forth in this Amendment:
1.1 Amendment to Definition of Alternative Currency Daily Rate. The definition of “Alternative Currency Daily Rate” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“Alternative Currency Daily Rate” means, for any day:
(a) with respect to any Swing Loan Borrowing denominated in Euro, the rate per annum equal to €STR determined pursuant to the definition thereof;
(b) with respect to any Borrowing denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment;
(c) with respect to any Borrowing denominated in Canadian Dollars, the rate per annum equal to Daily Simple CORRA determined pursuant to the definition thereof plus the CORRA Adjustment; and
(d) with respect to any Borrowing denominated in any other Alternate Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternate Currency at the time such Alternate Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.07(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.07(a);
provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of the Loan Documents. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

1.2 Amendment to Definition of Alternative Currency Term Rate. Clause (b) of the definition of “Alternative Currency Term Rate” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(b) denominated in Canadian Dollars, the rate per annum equal to the forward-looking term rate based on the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “Term CORRA Rate”) on the Rate Determination Date with a term equivalent to such Interest Period plus the CORRA Adjustment for such Interest Period;
1.3 Amendment to Definition of Conforming Changes. The definition of “Conforming Changes” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with any of SOFR, Daily Simple SOFR, Term SOFR, any Alternative Currency Daily Rate, any Alternative Currency Term Rate, any Relevant Rate or any proposed Successor Rate for a Currency, as applicable, any conforming changes to the definitions related thereto, including “Base Rate”, “Daily Simple SOFR”, “SOFR”, “Term SOFR”, “Term SOFR Screen Rate”, “EURIBOR”, “SONIA”, and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods and the day basis for calculating interest for a Currency listed on Schedule 2.11) as may be appropriate, in the discretion of the Administrative Agent, in consultation with the Company, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Currency exists, in such other manner of administration as the Administrative Agent (in consultation with the Company) determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
1.4 New Definition of CORRA. Section 1.01 of the Credit Agreement is hereby amended by adding thereto the following definition of “CORRA” in the appropriate alphabetical order:
“CORRA” means, with respect to any applicable determination date, the Canadian Overnight Repo Rate Average administered and published on the second Business Day preceding such date by the Bank of Canada (or any successor administrator satisfactory to the Administrative Agent); provided, however, that if such determination date is not a Business Day, then CORRA means such rate that applied on the first Business Day immediately prior thereto.
1.5 New Definition of CORRA Adjustment. Section 1.01 of the Credit Agreement is hereby amended by adding thereto the following definition of “CORRA Adjustment” in the appropriate alphabetical order:
“CORRA Adjustment” means (a) with respect to Daily Simple CORRA, 0.29547% (29.547 basis points) per annum and (b) with respect to the Term CORRA Rate, (i) 0.29547% (29.547 basis points) per annum for an Interest Period of one-month’s duration and 0.32138% (32.138 basis points) per annum for an Interest Period of three-months’ duration.

1.6 New Definition of Daily Simple CORRA. Section 1.01 of the Credit Agreement is hereby amended by adding thereto the following definition of “Daily Simple CORRA” in the appropriate alphabetical order:
“Daily Simple CORRA” means the rate per annum equal to CORRA determined for any day pursuant to the definition thereof. Any change in Daily Simple CORRA shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero, such rate shall be determined to be zero for purposes of this Agreement and the other Loan Documents.
1.7 Amendment to Definition of Relevant Rate. The definition of “Relevant Rate” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“Relevant Rate” means with respect to any Loan denominated in (a) Dollars, Term SOFR and SOFR, (b) Sterling, SONIA, (c) Euros, EURIBOR and in the case of Swing Loans, also €STR, and (d) Canadian Dollars, Daily Simple CORRA and the Term CORRA Rate, as applicable.
1.8 New Definition of Term CORRA Rate. Section 1.01 of the Credit Agreement is hereby amended by adding thereto the following definition of “Term CORRA Rate” in the appropriate alphabetical order:
“Term CORRA Rate” has the meaning specified in the definition of “Alternative Currency Term Rate”.
1.9 Amendment of Section 2.11(c). Section 2.11(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(c) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Alternative Currency Loans shall be made on the basis of a year as set forth on Schedule 2.11 for such Alternate Currency and actual days elapsed. All other computations of fees and interest, including those with respect to Daily SOFR Loans, shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(b), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
1.10 Amendment to Section 2.14. Section 2.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
SECTION 2.14 Conversion and Continuation of Revolving Loans.
(a)Optional. Each Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 noon (New York City time) on (x) the third (or, in the case of a Revolving Loan Borrowing denominated in an Alternate Currency other than Sterling, Canadian Dollars, Euros or a Special Notice Currency, fourth, or in the case of a Special Notice Currency, fifth) Business Day prior to the date of the proposed continuation of any outstanding Term Rate Loan or the proposed Conversion of all or any portion of any Term Rate Loan into another Type of Revolving Loan denominated in the same Currency, or of all or any portion of another Type of Revolving Loan into a Term Rate Loan denominated in the same Currency and (y) the first Business Day prior to the date of the proposed Conversion of Daily SOFR Loans into Base Rate Loans or Base Rate Loans into Daily SOFR Loans, and, in each case, subject to the provisions of Section 3.05, (A) Convert all or any portion of the Revolving Loans of one Type comprising the same Revolving Loan Borrowing into Revolving Loans of another Type denominated in the same Currency or (B) continue any outstanding Term Rate Loan without changing its Type; provided, however, that any Conversion of Term SOFR Loans into Daily SOFR Loans or Base Rate Loans, or of Alternative Currency Term Rate Loans into Alternative Currency Daily Rate Loans, shall be made only on the last day of an Interest Period for such Term SOFR Loans or Alternative Currency Term Rate Loans, as applicable, and any Conversion of Daily SOFR Loans or Base Rate Loans into Term SOFR Loans, or of Alternative Currency Daily Rate Loans into Alternative Currency Term Rate Loans, shall be in an amount not less than the minimum amount specified in Section 3.01(b). Each such notice of Conversion or continuation may be given by (A) telephone or (B) a Notice of Revolving Loan Borrowing; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Revolving Loan Borrowing and shall, within the restrictions specified above, specify (i) the date of such Conversion or continuation, (ii) the Revolving Loans to be Converted or continued, (iii) in the case of a Conversion of Revolving Loans into another Type, the Type into which such Revolving Loans shall be Converted and (iv) if such Conversion is into Term Rate Loans, or in the case of a continuation of Term Rate Loans, the duration of the Interest Period for such Revolving Loans. Each notice of Conversion or continuation shall be irrevocable and binding on the Borrowers.
(b)Mandatory. If the Company shall fail to select the duration of any Interest Period for any Term Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Company and the Lenders, whereupon each such Term Rate Loan will automatically, on the last day of the then existing Interest Period therefor, be continued as a Term Rate Loan in its original Currency with an Interest Period of one month. If the Company shall fail to select the Type for any Conversion of (i) a Term SOFR Loan to another Type, the Administrative Agent will forthwith so notify the Company and the Lenders, whereupon such Term SOFR Loan will automatically, on the last day of the then existing Interest Period therefor Convert into a Daily SOFR Loan or (ii) an Alternative Currency Term Rate Loan denominated in Canadian Dollars to another Type, the Administrative Agent will forthwith so notify the Company and the Lenders, whereupon such Alternative Currency Term Rate Loan will automatically, on the last day of the then existing Interest Period therefor Convert into an Alternative Currency Daily Rate Loan denominated in Canadian Dollars.
(c)Conversions Generally. Each Borrower and the Lenders hereby acknowledge that Conversions and continuations pursuant to this Section 2.14 do not constitute Borrowings and, accordingly, do not result in the remaking of any of the Company’s representations and warranties pursuant to Section 4.02 or Section 4.03.
1.11 Addition of New Schedule 2.11. Exhibit A to this Amendment is hereby added to the Credit Agreement as Schedule 2.11.
SECTION 2. Transition of Existing Loans Denominated in Canadian Dollars. Notwithstanding anything to the contrary contained herein or elsewhere: (a) Alternative Currency Term Rate Loans that are denominated in Canadian Dollars and are outstanding on the First Amendment Effective Date (“Existing Canadian Denominated Loans”) shall continue to accrue interest at the per annum interest rate that would apply to such Existing Canadian Denominated Loans under the Credit Agreement, and such interest shall be payable on the dates that such interest would be payable under the Credit Agreement and otherwise in accordance with the terms thereof and (b) on the last day of the

Interest Period (solely for purposes of this paragraph, as defined in the Credit Agreement) with respect to each Existing Canadian Denominated Loan, such Existing Canadian Denominated Loan shall be converted to an Alternative Currency Daily Rate Loan denominated in Canadian Dollars (accruing interest as set forth in the Credit Agreement, as amended by this Amendment).
SECTION 3. Conditions of Effectiveness. This Amendment shall become effective at 5:00 p.m. Eastern time on the fifth Business Day after the Administrative Agent shall have posted this Amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to this Amendment (the “Effective Time”).
SECTION 4. Representations and Warranties. The Company reaffirms and restates the representations and warranties made by it in Section 5.01 of the Credit Agreement (excluding the Excluded Representations) as of the date hereof, in each case after giving effect to the amendments to the Credit Agreement contemplated hereby; provided that, solely for purposes of this Amendment, the representations and warranties set forth in the first sentence of Section 5.01(e) of the Credit Agreement with respect to (i) unaudited financial statements of the Company are deemed modified, mutatis mutandis, to refer to the unaudited financial statements of the Company for the fiscal quarter ended March 31, 2024 and (ii) audited financial statements of the Company are deemed modified, mutatis mutandis, to refer to the audited financial statements of the Company for its fiscal year ended December 31, 2023. The Company additionally represents and warrants (which representations and warranties shall survive the execution and delivery hereof) to the Administrative Agent and the Lenders, as of the date hereof, that:
(a)the execution, delivery and performance by the Company of this Amendment and the consummation of the transactions contemplated hereby, are within the Company’s corporate powers, and have been duly authorized by all necessary corporate action;
(b)except as have been obtained, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of this Amendment or for consummation of the transactions contemplated hereby, except and to the extent that any failure to obtain such authorization, approval or other action would not have a Material Adverse Effect;
(c)this Amendment has been duly executed and delivered on the Company’s behalf by a duly authorized officer, and constitutes the Company’s legal, valid and binding obligation enforceable against the Company in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing;
(d)no Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Amendment;
(e)the execution, delivery and performance of this Amendment will not (i) violate any law, rule or regulation (including, without limitation, the Securities Act of 1933 and the Securities Exchange Act of 1934 and the regulations thereunder, and the Margin Regulations, each as amended from time to time), or order, writ, judgment, injunction, decree, determination or award, (ii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Company or any of its Subsidiaries or any of their properties, except if such conflict, breach or default would not have a Material Adverse Effect, or (iii) result in or require the creation or imposition of any Lien (other than a Lien permitted under Section 6.02(a)) upon or with respect to any of the properties of the Company or its Subsidiaries.
SECTION 5. Costs and Expenses. The Company acknowledges and agrees that its payment obligations set forth in Section 9.04 of the Credit Agreement include the costs and expenses incurred by the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and any other documentation contemplated hereby (whether or not this Amendment becomes effective or the transactions contemplated hereby are consummated and whether or not a Default or Event of Default has occurred or is continuing), including, but not limited to, the reasonable fees and disbursements of Arnold & Porter Kaye Scholer LLP, counsel to the Administrative Agent.
SECTION 6. Ratification.
(a)The Credit Agreement, as amended by this Amendment, and the other Loan Documents remain in full force and effect and are hereby ratified and affirmed by the Company. The Company hereby reaffirms and admits the validity and enforceability of the Credit Agreement, as amended by this Amendment, and the other Loan Documents.
(b)This Amendment shall be limited precisely as written and, except as expressly provided herein, shall not be deemed (i) to be a consent granted pursuant to, or a waiver, modification or forbearance of, any term or condition of the Credit Agreement, any other Loan Document or any of the instruments or agreements referred to in any thereof or a waiver of any Default or Event of Default, whether or not known to the Administrative Agent, any Lender or any Issuing Bank or (ii) to prejudice any right or remedy which the Administrative Agent, any Lender or any Issuing Bank may now have or have in the future against any Person under or in connection with any Loan Document or any of the instruments or agreements referred to therein or any of the transactions contemplated thereby.
SECTION 7. Modifications. Neither this Amendment, nor any provision hereof, may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the parties hereto.
SECTION 8. References. The Company acknowledges and agrees that this Amendment constitutes a Loan Document. Each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in each other Loan Document (and the other documents and instruments delivered pursuant to or in connection therewith) to the “Credit Agreement”, “thereunder”, “thereof” or words of like import, shall mean and be a reference to the Credit Agreement as modified hereby and as it may in the future be amended, restated, supplemented or modified from time to time.
SECTION 9. Execution. This Amendment is a Communication. This Amendment may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the provisions of Section 9.20 of the Credit Agreement are incorporated herein as if set forth in full herein, mutatis mutandis.
SECTION 10. Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
SECTION 11. Governing Law. THIS AMENDMENT, AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 12. Headings. Section headings in this Amendment are included for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.
[Signature pages immediately follow.]

IN WITNESS WHEREOF, the Company and the Administrative Agent have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:	MARRIOTT INTERNATIONAL, INC.

By: /s/ Jennifer C. Mason
Name: Jennifer C. Mason
Title: Vice President & Treasurer

[Signature Page to First Amendment to Marriott Sixth A&R Credit Agreement]

ADMINISTRATIVE	BANK OF AMERICA, N.A., as
AGENT:	Administrative Agent

By: /s/ David J. Smith
Name: David J. Smith
Title: Vice President

[Signature Page to First Amendment to Marriott Sixth A&R Credit Agreement]